EXHIBIT B-1


[REGENCO LOGO]

                     AGREEMENT FOR EQUIPMENT REPAIR BETWEEN
                   ALLIANT ENERGY ("CUSTOMER")AND REGENCO LLC
                   ------------------------------------------


1.        PRICING POLICY
          Prices do not include disassembly or resassembly of Equipment on Site unless otherwise stated in the proposal.

2.        PROPRIETARY INFORMATION
          ReGENco LLC may have a proprietary interest in information that is furnished in accordance with this Contract. Customer will keep in confidence and will not disclose any such information, which is specifically designated, as being proprietary to ReGENco LLC without the prior written permission of ReGENco LLC or use any such information for other than the purpose for which it is supplied.

3.        WITNESS OF TESTS OR PROCEDURES
          Customer shall have reasonable access to the areas of ReGENco LLC's facility where work under this Contract is being performed to enable Customer to observe tests on the work. ReGENco LLC, if requested, will inform the Customer of those tests and procedures, which can be witnessed. Should Customer elect to witness specific tests, Customer must so specify such requirement in ample time to permit ReGENco LLC to include said witness tests in the schedule. ReGENco LLC, if requested, will advise Customer of the schedule of such tests. However, no rescheduling of tests or delays in manufacturing or shipment will be made to accommodate such inspection. ReGENco LLC will exercise reasonable efforts to secure similar rights with respect to the inspection of Customer's work at Supplier's premises.

4.        SENDING EQUIPMENT OR CUSTOMER'S MATERIAL
          Prior to sending any Equipment or Customer's Material to ReGENco LLC, the Customer must obtain authorization and shipping instructions from ReGENco LLC.

          The Equipment or Customer's Material must be sent with complete identification in accordance with instructions furnished by ReGENco LLC. In no event will ReGENco LLC be responsible for Equipment or Customer's Material sent without proper authorization and identification.

          All Equipment or Customer's Material arriving at ReGENco LLC's facility is inspected for hazardous content. Any abatement or other clean up required necessitates a price adjustment to the contract.

5.        CONDITIONS OF SALE
          Unless otherwise agreed to in writing by an authorized representative of ReGENco LLC, these Standard Terms shall be a part of each proposal and contract for Shop Repair and/or Technical Services.

6.        SCOPE
          ReGENco LLC will furnish to Customer Shop Repair, and/or Technical Services, as specified in the proposal and/or in accordance with this Contract.

7.        WARRANTY
          ReGENco LLC warrants that the work performed by ReGENco LLC on Customer's Equipment, including any materials supplied by ReGENco LLC, will be free of defects in workmanship and material for one year from date of shipment of Customer's Equipment to Customer.

          If ReGENco LLC is promptly notified in writing that the work fails to conform to this warranty during the warranty period as specified above, ReGENco LLC will at its discretion and expense correct each nonconformity by adjustment or repair or replacement of the defective portion of the work.


                     Agreement for Equipment Repair Between
                   Alliant Energy ("Customer")and ReGENco LLC

          Customer assumes all responsibility and expense for removal, reinstallation, and freight in connection with the foregoing remedies.

          THE WARRANTY STATED ABOVE IS EXPRESSLY IN LIEU OF ALL OTHER WARRANTIES, INCLUDING BUT NOT LIMITED TO IMPLIED WARRANTIES OF MERCHANTABILITY OR OF FITNESS, AND CONSTITUTES THE ONLY WARRANTY OF REGENCO LLC WITH RESPECT TO THE SERVICES PERFORMED AND MATERIAL(S) OR PART(S) FURNISHED UNDER THIS CONTRACT.

8.        DELIVERY, TITLE AND RISK OF LOSS OR DAMAGE
          Delivery of each component of Equipment shall be made when said component is placed Free On Board carrier at ReGENco LLC's facility. Legal and equitable title and risk of loss or damage to each such component of the Equipment shall pass from ReGENco LLC to Customer upon Delivery.

          Customer's Material sent to ReGENco LLC for Shop Repair or Customer's Material or Equipment being returned pursuant to the provisions of the Warranty or Patents Articles of the Agreement will be delivered by Customer at its expense to the repair or manufacturing plant designated by ReGENco LLC where the work is to be performed. Title to such Equipment or Customer's material will remain at all times with Customer. Risk of loss or damage to such Equipment or Customer's Material will transfer to ReGENco LLC upon its arrival on board the carrier at the repair or manufacturing plant and will transfer back to Customer upon its delivery to the carrier at the repair or manufacturing plant after the work is performed. Delivery of Customer's Material shall be made when the item is placed Free On Board carrier at the repair or manufacturing plant after work is performed. When repair work is performed by ReGENco LLC at the Site, title and risk of loss or damage to the Equipment, to Customer's Material and to other property shall remain at all times with Customer.

9.        SHIPMENT
          Unless otherwise agreed to, all shipments shall be Free On Board point of shipment, and at Customer's risk and expense. ReGENco LLC may make partial shipments.

10.       DELAYS, SUSPENSION, DEFERMENT
          If the work is suspended or delayed due to causes beyond the control of ReGENco LLC, such as, but not limited to, act of God, act of government, act of Customer, war, fire, flood, strike, or sabotage, the time of performance shall be extended for a period of time equal to the period of the delay and its consequences. If the work is suspended because of such a delay, ReGENco LLC reserves the right to withdraw the Field Representative without liability to Customer. The Customer shall, in writing, notify ReGENco LLC of a suspension, including the anticipated term, or cancellation in advance of the effective date. ReGENco LLC will make every reasonable effort to furnish a Field Representative on the date work is rescheduled to start but the availability of a Field Representative is not assured for the rescheduled date.

          ReGENco LLC shall be due a price adjustment, based on ReGENco LLC's ability to reasonably relocate manpower during the suspension period, or reasonable and proper cancellation charges.

11.       PERMITS AND TAXES
          The Customer shall, at his own expense, secure any work permits, labor permits, tax exemption certificates, or any other authorization which may be required to permit the Field Representative to perform the requested services.

          Any applicable duties or sales, use, excise, value-added or similar taxes will be added to the price and invoiced separately. In lieu thereof, the Customer may provide ReGENco LLC with an exemption or direct-pay certificate acceptable to the taxing authorities.

          If a valid exemption certificate is provided after an invoice has been issued, a credit or refund of the taxes will be issued to Customer after such taxes have been received in full by ReGENco LLC from the taxing authorities.


                     Agreement for Equipment Repair Between
                   Alliant Energy ("Customer")and ReGENco LLC

12.       TERMS OF PAYMENT
          Net 30 days, in U.S. Dollars, from the dated invoice.

13.       NONTERMINATION
          Customer may not terminate for convenience or direct suspension of performance except on mutually acceptable terms.

14.       SUBSTITUTION OF PERSONNEL
          ReGENco LLC's commitment is to meet its obligations, but does not guarantee the involvement of specific individuals. It's understood that, ReGENco LLC may at any time, and at its discretion, assign any of its people resources to meet its obligations, and as necessary to substitute any of its personnel.

15.       MODIFICATIONS
          It is recognized that the nature of the services provided is such that changes in the scope of the services as originally contemplated may occur. ReGENco LLC will undertake additional services within the normal scope of such services but reserves the right to require the Customer to confirm in writing any expansion of the services and delivery originally ordered. Pending receipt of requested written confirmation, ReGENco LLC may trust the Customers verbal communications. Any changes in services performed by ReGENco LLC pursuant to such written or oral orders or instructions may necessitate a price adjustment to the Contract.

16.       STORAGE
          Any equipment on which manufacture or shipment is delayed by causes within the Customer's control, or by causes which affect the Customer's ability to receive the equipment, may be placed in storage by ReGENco LLC at Customer's account and risk. Customer's equipment or materials may be placed in storage by ReGENco LLC with all costs paid by the Customer if the Customer is for any reason unwilling or unable to receive shipment.

17.       PATENTS & COPYRIGHTS
          ReGENco LLC shall only pay costs and damages awarded for suits against the Customer or its vendors for only those findings that ReGENco LLC's standard commercial products or services infringe a United States patent or copyright (except if the Customer requested ReGENco LLC to incorporate a design or modification infringement). This Customer must promptly notify ReGENco LLC of any such claim and ReGENco LLC must be able to control the settlement or defense against the claim, at its own expense. THIS PARAGRAPH SETS FORTH ReGENco LLC's ONLY LIABILITY REGARDING PATENTS AND COPYRIGHTS.

18.       HAZARD COMMUNICATION
          Customer acknowledges that 29 CFR 1910.1200 entitled Hazard Communication may be applicable to the services under this contract and if it is, Customer is in compliance therewith. Furthermore, Customer agrees it will provide ReGENco LLC (whose employees in the performance of this contract may be exposed to Customer's equipment) with the same information Customer is required to provide to it's own employees pursuant to 29 CFR 1910.1200.

          Customer shall indemnify and hold ReGENco LLC harmless from any loss, liability or claim resulting from Customer's failure to comply with this clause.


                     Agreement for Equipment Repair Between
                   Alliant Energy ("Customer")and ReGENco LLC

19.       LIMITATION OF LIABILITY & INDEMNITY
          Consequential damages shall not apply in this contract. Damages for warranty claims is only for the value of defective services and materials supplied by ReGENco LLC. In any case, damage and/or warranty claims must not exceed the total value of the base contract.

          Customer agrees to indemnify and hold ReGENco LLC harmless from any claims, lawsuits, actions, losses or liability arising from or in connection with any Customer furnished information which is defective, erroneous, or unsuitable for the purpose intended.

20.       GENERAL
          Unless made in writing and agreed to by an authorized ReGENco LLC representative, changes to these terms will not be binding on ReGENco LLC.

          ReGENco LLC will comply with all laws, rules and regulations. The Customer will comply with OSHA or similar federal, state, or local laws during any operation or use of the equipment.

          ReGENco LLC shall not be responsible for the acts and workmanship of the employees, contractors, subcontractors, or agents of the Customer.

          This contract cannot be assigned by the Customer without the written consent of ReGENco LLC.

          Assignment of this contract to a third party invalidates the agreement.

21.       GOVERNING LAW
          The interpretation of this contract shall be governed by the laws of the State of Wisconsin, USA.

22.       OTHER SERVICES
          Engineering & Specialty Services furnished by ReGENco LLC (when specified) shall be governed by the Standard Terms for Engineering & Specialty Services.

23.       COMPLETE AGREEMENT
          This contract contains the complete agreement between the parties. Any other previous or related agreements (including letters of intent or purchase orders issued by the Customer), representations, warranty, or conditions not incorporated in this contract shall not be binding on either party.




          --------------------------------   ----------------------------------
          John C. Bobrowich                                              (Title)
          President & CEO                    -----------------------------------
          ReGENco LLC                        Alliant Energy



          Date:                              Date:
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                     Agreement for Equipment Repair Between
                   Alliant Energy ("Customer")and ReGENco LLC
                                   Page 4 of 4